Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES THIRD QUARTER FISCAL 2012 RESULTS

Mountain Grove, Missouri (May 15, 2012) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced operating results  for the third quarter of its fiscal year ending June 30, 2012.

For the quarter ended March 31, 2012, the Company had a net loss of $584,000, or ($0.38)  per share – diluted, compared to a net loss of $614,000, or ($0.40) per share – diluted, for the comparable period in 2011.  The decrease in the net loss for the quarter ended March 31, 2012 when compared to the prior year is primarily attributable to a $37,000 decrease in the provision for loan losses, a decrease of $127,000 in other non-interest expense, and a $293,000 decrease in income tax expense. These items were partially offset by decreases of $235,000 in net interest income and $192,000 in non-interest income.

Net interest income decreased by $235,000 during the quarter ended March 31, 2012 to $1.3 million compared to $1.5 million for the comparable quarter in the prior year. This was the result of a decrease of $355,000, or 17.8%, in interest income to $1.6 million in the quarter ended March 31, 2012 from $2.0 million in the quarter ended March 31, 2011. This was partially offset by a decrease of $120,000, or 24.7%, in interest expense from $485,000 in the 2011 quarter to $365,000 in the 2012 quarter. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 4.30% in the 2011 quarter to 3.66% in the 2012 quarter, and by a decrease in the average balance of interest-earning assets of $8.1 million from $188.3 million in 2011 to $180.2 million in 2012. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.14% in the 2011 quarter to 0.89% in the 2012 quarter, and by a decrease of $7.8 million in the average balance of interest-bearing liabilities from $172.3 million in the 2011 quarter to $164.5 million in the 2012 quarter. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved since 2008.

The Company's net interest margin decreased to 2.85% for the three months ended March 31, 2012 from 3.25% for the three months ended March 31, 2011.

The provision for loan losses was $208,000 during the quarter ended March 31, 2012 compared to a provision for loan losses of $245,000 during the quarter ended March 31, 2011. The $37,000 decrease was primarily the result of a decrease in non-performing loans and classified loans.

Non-interest income decreased by $192,000 from $366,000 during the three months ended March 31, 2011 to $174,000 during the three months ended March 31, 2012. The primary reasons for the decrease in non-interest income were decreases of $283,000, $40,000 and $11,000 in gain on the sale of investments, service charges and gain on sale of loans, respectively, between the 2011 quarter and the 2012 quarter. These decreases were partially offset by increases of $13,000 and $4,000, in gain on the sale of property and equipment and real estate owned and other non-interest income, respectively, by a decrease of $98,000 in the provision for losses on real estate owned, and by income of $24,000 on BOLI and $3,000 from gain on the sale of repossessed assets.  The provision for losses on other real estate owned totaled $104,000 and $202,000 for the 2012 period and the 2011 period, respectively. These provisions were made to expedite the disposal of real estate owned in light of negative market value trends and reduced values noted in new appraisals on foreclosed real estate. Income of $24,000 from BOLI resulted from the purchase of $3.0 million in BOLI during the first quarter of fiscal 2012.  The decrease in service charges and other fee income was due to regulatory changes that have resulted in restrictions on type, number and amount of fees charged by financial institutions. In addition, account holders are taking greater care that they do not incur overdraft charges on their accounts, which has also contributed to the decrease in service charges and other fee income. The decrease in profit on the sale of loans was primarily the result of decreased origination of loans for sale. Although the Company does not currently have a relationship with any secondary market purchaser, management is reviewing proposals for establishing such an arrangement.

Non-interest expense decreased by $127,000 from $2.0 million during the three months ended March 31, 2011 to $1.8 million for the three months ended March 31, 2012.  The decrease was the result of decreases of $11,000, $84,000 and $58,000 in occupancy and equipment expense, professional fees and deposit insurance premiums, respectively. These decreases were partially offset by increases of $16,000 in compensation and benefits and $9,000 in other non-interest expense. The increase in compensation and benefits resulted from the one-time expense of severance and vacation from a reduction in force that eliminated five positions during the three months ended March 31, 2012.  The decrease in deposit insurance premiums was the result of an adjustment of $213,000 in the balance of the prepaid deposit insurance premiums due to deposit shrinkage.

For the nine months ended March 31, 2012, the Company had a net loss of $1.5 million, or ($0.99) per share – diluted, compared to a net loss of $2.2 million, or ($1.39) per share – diluted for the comparable period in 2011.  The $691,000 decrease in the net loss for the nine months ended March 31, 2012 when compared to the prior year is attributable to decreases of $563,000 in non-interest expense, $434,000 in the provision for loan losses and $496,000 in the provision for income taxes. These items were partially offset by a decrease of $621,000 in net interest income and a decrease of $253,000 in non-interest income.

Net interest income decreased by $621,000, or 13.5%, for the nine months ended March 31, 2012 compared to the same period in the prior year. This was the result of a decrease of $1.2 million, or 18.3%, in interest income from $6.3 million in the nine months ended March 31, 2011 to $5.1 million in the nine months ended March 31, 2012. This decrease was partially offset by a decrease of $533,000, or 31.7%, in interest expense from $1.7 million in the nine months ended March 31, 2011 to $1.2 million in the nine months ended March 31, 2012. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 4.36% during the nine months ended March 31, 2011 to 3.72% during the nine months ended March 31, 2012, and by a decrease in the average balance of interest-earning assets of $8.3 million from $192.3 million in 2011 to $184.0 million in 2012. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.29% in the 2011 period to 0.93% in the 2012 period, and by a decrease of $8.9 million in the average balances of interest-bearing liabilities from $173.8 million in the 2011 period to $164.9 million, in the comparable 2012 period.

There was a $282,000 provision for loan losses during the nine months ended March 31, 2012 compared to a $716,000 provision for loan losses during the nine months ended March 31, 2011. The $434,000 decrease was primarily the result of a decrease in non-performing loans and classified loans.

For the nine months ended March 31, 2012, non-interest income totaled $136,000, compared to $389,000 for the nine months ended March 31, 2011 reflecting a net decrease of $253,000, or 65.0%. In both the 2012 and the 2011 nine month periods, there were large provisions for loss on real estate owned of $695,000 and $702,000, respectively. Service charges and other fee income decreased by $144,000, or 18.5%, to $635,000 for the 2012 period compared to $779,000 for the 2011 period. Gain on the sale of loans decreased by $12,000, or 58.5%, to $8,000 in the 2012 period from $20,000 during the 2011 period. Gain on the sale of investments decreased by $187,000, or 62.4%, to $113,000 in the 2012 period from $300,000 in the 2011 period. Net loss on the sale of other real estate increased by $2,000, or 6.6%, to a loss of $27,000 in the 2012 period compared to a loss of $25,000 in the 2011 period. Other non-interest income decreased by $13,000, or 23.0%, to $43,000 in 2012 from $56,000 in 2011. These negative changes were partially offset by $56,000 in income from BOLI and a $41,000 positive change in net gain/(loss) on the sale of repossessed assets, from a loss of $38,000 during the 2011 period to a gain of $3,000 in the 2012 period.

Non-interest expense decreased by $563,000 from $5.9 million during the nine months ended March 31, 2011 to $5.3 million for the nine months ended March 31, 2012.  This decline was the result of a decrease of $370,000 in other non-interest expense, a decrease of $236,000 in deposit insurance premiums, a decrease of $26,000 in professional fees and a decrease of $18,000 in occupancy and equipment expense. These decreases were partially offset by an increase of $88,000 in compensation and benefits. The decrease in other non-interest expense was due primarily to a $300,000 liability recorded in the 2011 period for the possible settlement of the lawsuit discussed earlier. Expense related to this matter totaled $74,000 during the 2012 period.  The decrease in deposit insurance premiums was the result of an adjustment of $213,000 in the balance of the prepaid deposit insurance premiums due to deposit shrinkage. This adjustment was made in the quarter ended December 31, 2011.

Total consolidated assets at March 31, 2012 were $197.1 million, compared to $209.3 million at June 30, 2011, representing a decrease of $12.2 million, or 5.9%.  Stockholders’ equity at March 31, 2012 was $16.6 million, or 8.4% of assets, compared with $18.1 million, or 8.6% of assets, at June 30, 2011.  Book value per common share decreased to $10.69 at March 31, 2012 from $11.65 at June 30, 2011. The decrease in stockholders’ equity was primarily attributable to the net loss of $1.5 million for the nine month period ended March 31, 2012. The net loss was partially offset by an increase of $46,000, net of taxes, during the nine months ended March 31, 2012 in the market value of available-for-sale securities.

Net loans receivable decreased $499,000, or 0.5%, to $95.3 million at March 31, 2012 from $95.8 million at June 30, 2011. While there was a decrease in loans during the nine months ended March 31, 2012, it was a much smaller decrease than the Company has experience over the last several years. This is the result of an increase in loan originations, a significant reduction in foreclosures and repossessions, and fewer early payoffs and pay downs. Customer deposits decreased $10.8 million, or 6.0%, from $180.7 million as of June 30, 2011 to $169.9 million as of March 31, 2012.  The decrease was primarily the result of a reduction in account balances of one large commercial customer. Retail repurchase agreement balances increased by $216,000, or 3.4%, from $6.4 million at June 30, 2011 to $6.6 million at March 31, 2012.

Non-performing assets decreased during the first nine months of fiscal 2012 by $2.9 million, or 27.7%, from $10.5 million at June 30, 2011 to $7.6 million at March 31, 2012. The decrease in non-performing assets consisted of a decrease of $905,000 in non-accrual loans and $2.8 million in real estate owned and other repossessed assets, which were partially offset by an increase of $800,000 in impaired loans not past due. Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $1.9 million at March 31, 2012 was adequate to absorb known and inherent risks in the loan portfolio at that  date. At March 31, 2012 the allowance for loan losses was 34.9% of non-performing loans, including impaired loans not past due, as compared to 35.7% at June 30, 2011.

As was discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 13, 2011, the Company is operating under a Cease and Desist Order ("Order") with the Board of Governors of the Federal Reserve System and the Bank is operating under an informal agreement ("Agreement") with the Director of the Division of Finance of the State of Missouri and the FDIC. In management’s opinion, all items required by the Company and the Bank under their respective Order and Agreement through the nine month period ended March 31, 2012 have been completed and/or complied with.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Company's Order to Cease and Desist and the Bank's Agreement with the Director of the Division of Finance of the State of Missouri, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC, including but not limited to the Form 10-K for the year ended June 30, 2011 and the Form 10-Q for the quarter ended March 31, 2012. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  R. Bradley Weaver, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Nine Months
	Ended March 31,		Ended March 31,
	2012	2011	2012	2011
Operating Data:

Total interest income	$1,641	$1,996	$5,139	$6,293
Total interest expense	365	485	1,151	1,684
Net interest income	1,276	1,511	3,988	4,609
Provision for loan losses	208	245	282	716
Net interest income (loss) after
provision for loan losses	1,068	1,266	3,706	3,893
Non-interest income (loss)	174	366	136	389
Non-interest expense	1,826	1,953	5,291	5,855
Income (loss) before income tax	(584)	(321)	(1,449)	(1,753)
Income tax expense (benefit)	-	293	85	580
Net loss	$(584)	$(614)	$(1,534)	$(2,153)
Net loss per share-basic	$(0.38)	$(0.40)	$(0.99)	$(1.39)
Net loss per share-diluted	$(0.38)	$(0.40)	$(0.99)	$(1.39)

	At	At
	March 31,	June 30,
Financial Condition Data:	2012	2011

Total assets	$197,088	$209,344
Loans receivable, net	95,317	95,817
Non-performing assets	7,569	10,474
Cash and cash equivalents	12,817	24,799
Investment securities	76,142	75,166
Deposits	169,868	180,661
Borrowed funds	9,633	9,417
Stockholders' equity	16,578	18,065
Book value per share	$10.69	$11.65